Exhibit 99(a)

FOR IMMEDIATE RELEASE

REGENERON AND NOVARTIS FORM STRATEGIC COLLABORATION
TO DEVELOP AND COMMERCIALIZE THE IL-1 TRAP IN
RHEUMATOID ARTHRITIS AND OTHER INDICATIONS

Novartis to Pay Regeneron $27 Million and Will Make
$48 Million Equity Investment in Regeneron

Novartis to Provide 100% Funding for Clinical Development and Provide Manufacturing
Facility for Commercial Product Needs

Companies Will Have Co-promotion Rights and Will Share Profits Equally in Europe and North America

Companies May Broaden the Collaboration to
Additional Pre-Clinical or Early Development IL-1 Antagonists

Tarrytown, NY – March 28, 2003 – Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has signed a development and commercialization agreement with Novartis AG covering Regeneron’s IL-1 Trap, a novel therapeutic candidate that blocks the activity of Interleukin-1 (IL-1). The IL-1 Trap is currently in Phase II clinical development for the treatment of rheumatoid arthritis.

“We are delighted to embark on this collaboration with Novartis,” noted Leonard S. Schleifer, M.D., Ph.D., Regeneron’s President and Chief Executive Officer. “With their exceptionally strong skills in development, manufacturing, and marketing, they are ideal collaborators with us. We believe that combining the capabilities of our two organizations gives us an opportunity to accelerate development of the IL-1 Trap and increase its commercial potential, dramatically enhancing our ability to create value for our shareholders.”

The Agreement
Under the terms of the agreement, Novartis will purchase $48 million of newly issued Regeneron common stock. In addition, Novartis will pay Regeneron $27 million upon closing for its development activities. The price per share will be determined based on the average closing price of the common stock for the 20 consecutive trading days ending May 9, 2003. The initial focus of development will be rheumatoid arthritis; however, other indications will also be explored. Development expenses incurred during 2003 will be shared equally by the companies. Regeneron’s potion will be financed by a loan from Novartis that will be forgiven should certain pre-clinical and clinical milestones be reached.

After 2003, Novartis will be responsible for any additional pre-Phase III development expenses. Phase III development expenses and pre-launch expenses will be shared equally by the companies. Novartis will provide a loan to finance Regeneron’s share of these expenses. The loan and accrued interest are repayable in full five years after the initial product launch of the IL-1 Trap or five years after termination of Novartis’ rights to the IL-1 Trap under the agreement, whichever occurs first.

Novartis will be responsible for providing commercial scale manufacturing capacity for the IL-1 Trap. Regeneron will continue to manufacture clinical supplies of the IL-1 Trap at its plant in Rensselaer, New York.

The two companies will share co-promotion rights and profits, including an equal profit sharing agreement in Europe and North America. Regeneron retains full rights to Japan. In other markets, both companies will have co-promotion rights, and Novartis will receive 75 percent of the profits from revenues in those regions.

Novartis will also pay Regeneron certain milestones, up to $275 million, related to the receipt of marketing approval in Europe and the United States for the IL-1 Trap and to achieving certain subsequent product revenue targets.

Under the agreement, each company also has the right to elect to collaborate on the development and commercialization of other pre-clinical / early development IL-1 antagonists that Regeneron and Novartis are currently developing independently.

“The IL-1 Trap, like our other Traps, involves innovative molecular engineering in which two separate genetic structures are combined to provide a product candidate with potentially important therapeutic benefit,” said Neil Stahl, Ph.D., Regeneron’s Senior Vice President, Preclinical Development and Biomolecular Science. “Novartis and Regeneron have a shared vision of the vital role that excellence in scientific discovery and clinical development play in reducing the risk of bringing innovative new pharmaceuticals to market. We firmly believe that together we have the best possible chance of successfully bringing the IL-1 Trap to market.”

About the IL-1 Trap
IL-1 is a soluble protein secreted by the certain cells in the body. In many cases, IL-1 acts as a messenger to help regulate immune and inflammatory responses by attaching to cell-surface receptors, or docking stations, in cells that participate in the body’s immune system. In excess, it can be harmful and has been linked to a variety of inflammatory diseases. Blocking IL-1 is a proven therapeutic approach in rheumatoid arthritis, and IL-1 represents an important target for pharmaceutical development in other inflammatory conditions.

In a Nature Medicine paper published in January 2003, Regeneron described a general approach to blocking the activity of cytokines using its proprietary Trap technology. The Traps have the ability to attach to and “trap” target cytokines in the blood stream before the cytokines can attach to cell-surface receptors, or docking stations, and generate signals that can trigger disease activity in body tissue. For most cytokines, two distinct receptor components cooperate to bind the cytokine very tightly. Regeneron’s proprietary Traps incorporate both of these receptor components in one soluble blocker, thereby mimicking the cell’s natural receptors. Once attached to the Trap, the cytokines cannot bind to the cell surface receptors and, together with the Trap, are flushed from the body. Traps have the benefit of very long circulation in the body, potentially allowing for weekly or less frequent dosing in patients. Regeneron has three issued United States patents that broadly cover the design and production of its Cytokine Traps.

In July 2002, Regeneron initiated a dose-ranging, placebo-controlled Phase II clinical trial to study the safety and efficacy of the IL-1 Trap in patients with rheumatoid arthritis. Subjects are receiving weekly self-injections of one of three fixed doses of IL-1 Trap or placebo for 12 weeks followed by 10 weeks of open-label follow-up. The 200 patient study is fully enrolled and results of the initial treatment period are expected in the third quarter of 2003.

About Regeneron
Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates for the potential treatment of obesity, rheumatoid arthritis, cancer, and asthma and has preclinical programs in other diseases and disorders.

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This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron’s filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended September 30, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

Investor Relations Contact:	Charles Poole Vice President, Investor Relations Regeneron Pharmaceuticals, Inc. charles.poole@regn.com (914) 345-7641

Additional information about Regeneron and recent news releases are available on Regeneron’s Worldwide Web Home Page at www.regn.com.